Exhibit 4.20

Share Transfer Agreement

Between

Vimicro International Corporation

And

Beijing Zhongxing Tianshi Consulting Company

12-27-2010

Table of Contents

Provisions

I.	Agreed Share Transfer	1

II.	Transfer Price	1

III.	Prerequisite for Delivery	2

IV.	Application for Approval and Registration of Shareholding Alteration	2

V.	Payment	2

VI.	Obligations of Party A	2

VII.	Obligations of Party B	3

VIII.	Representations and Warranties of Party A	3

IX.	Representations and Warranties of Party B	3

X.	Effective Date	4

XI.	Breach of Agreement and Claims	4

XII.	Force Majeure	5

XIII.	Confidentiality	5

XIV.	Modification	5

XV.	Taxation	5

XVI.	Governing Law and Dispute Settlement	5

1

This Share Transfer Agreement (the “Agreement”) is entered into on December 27, 2010 by the following parties:

A	Vimicro International Corporation, a limited liability company legally established and validly existing under the laws of Cayman Islands, incorporated in February 2004, whose registered address is P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Party A”); and

B	Beijing Zhongxing Tianshi Consulting Company, a limited liability company legally established and validly existing under the laws of the People’s Republic of China (“PRC”), whose registered address is Room 1612, Shining Tower, No. 35 Xueyuan Road, Beijing, P.R.C and legal representative is Xiaodong Yang (“Party B”);

For the purpose of this Agreement, Party A and Party B shall be collectively referred to as “the parties” and individually as “a Party”.

Whereas

1.	Vimicro Technology Corporation (“Vimicro Shenzhen”) is a foreign-owned enterprise under the laws of PRC with a registered capital of 10 million US dollars;

2.	Party A holds 100% share of Vimicro Shenzhen;

3.	Party A wishes to transfer the 100% share that it holds in Vimicro Shenzhen to Party B.

The parties have reached a consensus on matters relating to the transfer by Party A of the 100% share that it holds in Vimicro Shenzhen to Party B (the “Agreed Share”) through friendly consultation. In order to clarify the rights and obligations of both parties, this Agreement is hereby concluded and shall be complied with.

I.	Agreed Share Transfer

The Agreed Share that Party A agrees to transfer to Party B shall be the 100% share that Party A holds in Vimicro Shenzhen; Party B agrees to receive the agreed share under the conditions and in the manner specified herein.

II.	Transfer Price

Both parties agree that the total price of the Agreed Share transfer shall be RMB 6,684,873 Yuan (amount in words: RMB six million six hundred and eighty-four thousand eight hundred and seventy-three Yuan).

III.	Prerequisite for Delivery

Both parties agree that the share for transfer under this Agreement shall be delivered under the prerequisite that Party A has prompted Vimicro Shenzhen to complete liquidation of the assets with the exception of the land use right, i.e. upon the share transfer and delivery, Vimicro Shenzhen shall have the only asset of land use right. Payment

IV.	Application for Approval and Registration of Shareholding Alteration

Both parties agree that within 3 working days after the Agreement becomes effective and the above prerequisite for delivery in Article III are satisfied, Party B shall in accordance with the relevant department of commerce to go through formalities. After obtaining necessary approval, Party B shall go through the formalities for registration of shareholding alteration at relevant industrial and commercial administrative department. Party A shall provide necessary assistance and provide all required documents.

V.	Payment

Party B shall pledge to Party A all of their equity interests in Vimicro Shenzhen to secure the performance of their payment obligation under this Agreement upon the completion of the registration of shareholding alteration set forth at Article IV. Party B shall pay off the transfer price hereunder in the amount of RMB 6,684,873 Yuan in installment within 18 months to Party A following the completion of the registration of shareholding alteration. Party A shall provide Party B a receipt voucher upon receiving the payment of transfer price. The payment of the share transfer price hereunder can also be made in other ways agreed by the parties. In case that Party B fails to make the payment by installments in due time, Party A shall have the right to recover the part of the share with transfer price unpaid.

VI.	Obligations of Party A

a)	To transfer the Agreed Share that it holds to Party B, and provide Party B with necessary assistance in matters relating to the application for approval and registration of shareholding alteration;

b)	To provide Party B with all necessary information and documents and sign all documents required to complete the transfer of the Agreed Share;

c)	Other obligations that shall be fulfilled by Party A provided herein or required by the share transfer.

VII.	Obligations of Party B

a)	To make due payment of the total transfer price of the Agreed Share to Party A within the time limit prescribed herein;

b)	To Provide all necessary information and documents and sign all documents required to complete the transfer of the Agreed Share;

c)	Other obligations that shall be fulfilled by Party B provided herein or required by the share transfer.

VIII.	Representations and Warranties of Party A

a)	Party A is an independent legal entity constituted and validly existing under the laws of Cayman Islands; Party A has procured all necessary authorizations and content approval formalities required to conclude and perform obligations under this Agreement;

b)	Party A’s conclusion of this Agreement or performance of obligations hereunder will not violate the provisions in its business license, articles of association, any law and regulation, and any other contract or agreement it has entered into;

c)	All information and documents as well as all representations and warranties provided and made by Party A for the purpose of the share transfer under this Agreement are entirely authentic, complete and accurate, without any false content;

d)	There is no risk or liability in Vimicro Shenzhen that has not been adequately disclosed to Party B.

IX.	Representations and Warranties of Party B

a)	Party B is an independent legal entity constituted and validly existing under the laws of PRC; Party B has procured all necessary authorizations and content approval formalities required to conclude and perform obligations under this Agreement;

b)	Party B’s conclusion of this Agreement or performance of obligations hereunder will not violate the provisions in its business license, articles of association, any law and regulation, and any other contract or agreement it has entered into;

c)	All information and documents as well as all representations and warranties provided and made by Party B for the purpose of the share transfer under this Agreement are entirely authentic, complete and accurate, without any false content.

X.	Effective Date

This Agreement shall enter into force when duly signed by authorized representatives of Party A and Party B and stamped with official seals of the parties (if applicable) and after obtaining approval from relevant approving authority.

XI.	Breach of Agreement and Claims

a)	Party A’s breach of this Agreement shall include but not limited to the following:

i.	Violation of the representations and warranties made by Party A hereunder;

ii.	Violation of the obligations of Party A and other provisions clearly stipulated to be fulfilled by Party A in this Agreement.

b)	Party B’s breach of this Agreement shall include but not limited to the following:

i.	Violation of the representations and warranties made by Party B hereunder;

ii.	Violation of the obligations of Party B and other provisions clearly stipulated to be fulfilled by Party B in this Agreement.

c)	Either party in breach of this Agreement shall bear all the economic losses caused to the other.

XII.	Force Majeure

In case of impossibility of performance or full performance of this Agreement due to the impact of an event of force majeure (including earthquakes, typhoons, floods, fires, wars and government administrative acts of interference), the party claiming the force majeure shall promptly notify the other of the event by telegram or in writing, and provide details of the event and valid evidence of reasons for impossibility of performance or full performance or delay in performance of this Agreement within 7 days. Both parties shall decide through consultation whether to terminate the Agreement or to partially exempt from the liability for performing the Agreement or to postpone the performance of the Agreement according to the impact of the force majeure event on the performance of the Agreement.

XIII.	Confidentiality

Both parties shall keep strictly confidential all matters relating to the Agreed Share transfer hereunder, and shall not disclose any information relating to this Agreement to any third party, unless necessary for the performance of this Agreement. Both parties shall properly keep this Agreement and any document relating to it.

XIV.	Modification

No modification of this Agreement shall be effective unless signed by both Party A and Party B in a written agreement.

XV.	Taxation

The taxes and expenses involved in the share transfer shall be borne respectively by each party in accordance with relevant laws and regulations.

XVI.	Governing Law and Dispute Settlement

This Agreement shall be executed, performed and interpreted in accordance with laws and regulations of PRC. Any dispute arising out of or relating to this Agreement shall be settled through consultation by both parties. If the consultation fails, the dispute may be submitted to a competent Chinese court for legal decision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Party A:	Party B:
Vimicro International Corporation (stamp)	Beijing Zhongxing Tianshi Consulting Company (seal)

Signature of (legal) authorized representative:	Signature of (legal) authorized representative:

Date:	Date: